Exhibit 99

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS SECOND QUARTER 2003 OPERATING RESULTS

PORTLAND, Ore.— August 4, 2003 – Fog Cutter Capital Group Inc. (Nasdaq:FCCG) reports net income of $2.6 million or $0.30 per share for the quarter ended June 30, 2003.  Earnings before income taxes totaled $4.1 million or $0.47 per share for the quarter.  Net income for the six months ended June 30, 2003 totaled $4.2 million, or $0.50 per share.  Pre-tax earnings for the six month period totaled $6.0 million, or $0.70 per share.

Since December 31, 2002, the net book value of the Company has increased $0.28 per share to $5.50 per share at June 30, 2003.  The Company has declared dividends of $0.13 per share during each of the first two quarters of 2003, and recently announced the declaration of a third quarter dividend of $0.13 per share, payable on September 2, 2003 to stockholders of record as of August 21, 2003.

The Company’s investment activities focus generally in five areas; merchant banking, real estate, commercial real estate financing, mortgage-backed securities and non-performing loan acquisitions.  The following summarizes the general activities in the Company’s areas of interest:

Merchant Banking

The Company’s merchant banking business addresses two primary markets.  First, the Company helps businesses restructure their balance sheet and resolve their financial issues by providing them with debt or equity capital.  Secondly, the Company assists businesses that need liquidity and want to dispose of non-core assets.

In March 2003, the Company structured a financing package to help stabilize Strouds Acquisition Corporation, a distressed specialty linen retailer.  The financing package allowed Strouds critical time to examine its business model and evaluate further strategic options.  The Company’s $3.0 million financing package for Strouds included a $2.0 million loan participation in Fleet Retail Finance Inc.’s senior secured credit facility; a $900,000 subordinated secured loan; 100,000 shares of preferred stock; and common stock warrants for up to 49.5% of Strouds’ voting stock.

On May 20, 2003, Strouds filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code and proceeded to liquidate its assets.  As of June 30, 2003, the Company had been repaid in full on its $2.0 million participation in the Fleet Retail credit facility and all of its $900,000 subordinated secured loan, plus interest.

Real Estate

The Company invests directly and indirectly in real estate, both in the United States and Europe.  In December 2000, Fog Cutter Capital Group organized and led a group of investors, including Merrill Lynch (Jersey) Holdings Limited (a subsidiary of Merrill Lynch & Co., Inc.), to purchase all of the outstanding capital stock of Bourne End.  At the time of the acquisition, Bourne End had approximately GBP 169.6 million ($245.1 million) of assets and GBP 123.1 million ($177.9 million) of debt.  The real estate assets consisted of 1.7 million square feet in fifteen shopping centers.  Bourne End has sold eleven properties since the acquisition by Fog Cutter and its partners, including two sales during the second quarter of 2003.

In June 2003, Bourne End sold two of its retail shopping centers in England for a total sales price of approximately GBP 31.0 million ($49.0 million).  Proceeds from the sales were primarily used to repay Bourne End’s real estate debt.  The gain to Bourne End was GBP 5.4 million ($8.6 million).  During the six months ended June 30, 2003, the Company recorded $1.0 million as its equity in the earnings of Bourne End.

These sales have been consistent with the investor group’s strategy to reposition each of the centers, including new capital expenditures on existing space and new development on excess or adjoining land, with the goal of reselling many of the properties.  Following the second quarter transaction, Bourne End now has four remaining town shopping centers located in England and Scotland.  These centers range in size from 74,000 square feet to 330,000 square feet.

In addition to the Bourne End investment in the U.K., the Company also owns the leasehold interests in 104 free-standing retails stores located throughout the United States.  This transaction was completed through the Company’s wholly-owned subsidiary, Fog Cap Retail Investors LLC.  The leases cover approximately 470,000 square feet of retail space located in 25 states.  The stores are free-standing, prime retail locations ranging from 4,500-7,000 square feet.  The leases allow the Company to control these properties for 25 to 30 years.  The buildings are sub-let to a broad tenant mix including convenience stores, shoe stores, video rental outlets, auto parts dealers, carpet retailers and other small businesses.  The Company’s strategy is to optimize the rents from sub-tenants and take advantage of repositioning opportunities on selected properties.

As part of this strategy, the Company has entered into an agreement to purchase 15 of these freestanding retail buildings for a purchase price of $4.6 million.  The Company is the lessee of each of the buildings and currently sub-leases of 12 of the 15 properties to a variety of small businesses.  Each property has 4,500 square feet of retail space.  The properties being purchased are located in Texas, California, Arizona, Oklahoma and Mississippi.  The transaction is expected to close during the third quarter.

Commercial Real Estate Financing

In May 2002, the Company acquired a controlling interest in George Elkins Mortgage Banking Company (“George Elkins”).  Headquartered in Los Angeles, with offices in Santa Barbara, San Diego, El Segundo, Las Vegas and Newport Beach, George Elkins provides brokerage services in the origination of commercial mortgages.  George Elkins specializes in arranging commercial real estate loans for a variety of property types, such as apartments, hotels, small office, and retail centers, with loan amounts of between $1 million and $50 million.  During the second quarter or 2003, George Elkins facilitated the placement of $180 million in commercial mortgages.  Over the last two years, the mortgage broker has placed approximately $1 billion in new loans.

Mortgage-Backed Securities

At June 30, 2003, the Company owned mortgage-backed securities with an aggregate market value of $50.1 million, a majority of which consisted of a high credit quality, AAA rated, FNMA certificate.

The Company buys and sells mortgage-backed securities through its wholly-owned subsidiary, Fog Cutter Capital Markets Inc.  The Company recognized gains on the sales of mortgaged-backed securities during the six months ended June 30, 2003 of $9.4 million.

Non-Performing Loan Acquisitions

The Company purchases non performing and charged-off commercial debt from lenders at a significant discount.  The Company then contacts the borrowers to negotiate payment arrangements.  Over the last twelve months, the Company has acquired approximately $10.8 million in charged-off commercial debt at a significantly discounted purchase price.

Fog Cutter Capital Group Inc. focuses on investing, structuring and managing a wide range of financial assets, including the acquisition of debt or equity positions in companies requiring assistance in restructuring their operations; investments in mortgage-backed securities; provision of corporate mezzanine financing and other similar investments.  The Company invests where its expertise in intensive asset management, credit analysis and financial structuring can create value and provide an appropriate risk-adjusted rate of return.  The Company maintains a flexible approach with respect to the nature of its investments, seeking to take advantage of opportunities as they arise or are developed.

The Company is headquartered in Portland, Oregon and maintains offices in New York, Los Angeles and London.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.  All of the statements contained in this release, which are not identified as historical, should be considered forward-looking.  In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the company which are identified as forward-looking, the company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.  Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European markets.  Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower.  The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements.  Readers of this release should consider these facts in evaluating the information contained herein.  The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the company or any other person that the forward-looking statements contained in this release will be achieved.  In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

The following financial information should be read in conjunction with the Company’s Form 10-Q, filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share date)

	June 30	December 31
	2003	2002
	(Unaudited)
Assets
Cash and cash equivalents	$15,727	$14,505
Securities available for sale, pledged under repurchase agreements, at estimated fair value	49,313	56,524
Securities available for sale, at estimated fair value	747	2,794
Loan, net	3,474	2,245
Investments in real estate, net	21,289	21,498
Loans to senior executives	2,941	2,918
Investment in BEP	6,696	5,579
Other assets	3,988	4,523
Total assets	$104,175	$110,586

Liabilities and Stockholders’ Equity
Liabilities:
Borrowing and notes payable	$30,139	$35,478
Obligations under capital leases	16,554	16,847
Dividend payable	—	1,253
Obligation to repurchase stock	—	4,201
Deferred income taxes	5,998	4,134
Accounts payable and accrued liabilities	3,830	4,406
Total liabilities	56,521	66,379

Commitments and contingencies

Stockholders’ Equity:
Preferred stock $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,716,100 shares issued in 2003 and 11,518,600 shares issued in 2002; 8,670,200 shares outstanding in 2003 and 9,517,460 shares outstanding in 2002	167,902	167,027
Treasury stock; 3,045,900 common shares in 2003, and 2,001,140 common shares in 2002, at cost	(8,017)	(4,886)
Common stock, subject to put options; no shares in 2003; 1,044,760 common shares in 2002	—	(3,131)
Accumulated deficit	(114,487)	(116,503)
Accumulated other comprehensive income	2,256	1,700
Total stockholders’ equity	47,654	44,207
Total liabilities and stockholders’ equity	$104,175	$110,586

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share date)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Interest Income:
Loans	$179	$81	$315	$192
Loans to senior executives	55	28	109	49
Securities	699	1,596	1,474	3,044
Other investments	36	60	91	90
Total interest income	969	1,765	1,989	3,375
Interest expense	210	608	418	1,108
Net interest income	759	1,157	1,571	2,267

Real Estate Operations:
Operating income	959	—	1,931	—
Gain on sale of real estate	281	—	281	—
Operating expense	(528)	(14)	(1,066)	(30)
Interest expense	(360)	(28)	(720)	(56)
Depreciation	(153)	(17)	(306)	(33)
Total real estate operations	199	(59)	120	(119)

Other Operating Income:
Gain on sale of loans and securities	4,595	3,892	9,383	4,008
Gain on sale of WFSG	—	6,293	—	6,293
Equity in income of equity investees	1,878	2,077	870	2,049
Loan orgination fees	1,453	506	2,253	506
Other revenue	400	127	591	(252)
Total other operating income	8,326	12,895	13,097	12,604

Operating Expenses:
Compensation and employee benefits	3,615	1,107	5,818	1,740
Professional fees	596	671	1,095	945
Fees paid to related parties	156	4	270	4
Other	862	673	1,648	1,106
Total operating expenses	5,229	2,455	8,831	3,795

Net income before provision for income taxes	4,055	11,538	5,957	10,957
Provision for income taxes	1,469	800	1,711	800
Net income	$2,586	$10,738	$4,246	$10,157

Basic net income per share	$0.30	$1.10	$0.50	$1.01

Basic weighted average shares outstanding	8,603,450	9,806,370	8,549,057	10,103,388

Diluted net income per share	$0.28	$108	$0.46	$1.00

Diluted weighted average shares outstanding	9,261,450	9,933,363	9,207,057	10,197,217

Dividends declared per share	$0.13	$0.13	$0.26	$0.26